Exhibit 99.1

Release: Oct 26, 2022

Canadian Pacific Railway Limited declares dividend

Calgary – The Board of Directors of Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today declared a quarterly dividend of $0.19 per share on the outstanding Common Shares.

The dividend is payable on Jan. 30, 2023 to holders of record at the close of business on Dec. 30, 2022, and is an “eligible” dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:

Media

Alert_MediaRelations@cpr.ca

Investment Community

Maeghan Albiston

403-319-3591

investor@cpr.ca